Exhibit 99.2

Important Notice Regarding the Availability of Materials

COLFAX CORPORATION

You are receiving this communication because you hold shares in Colfax Corporation (“Colfax”). Colfax has released informational materials regarding the separation of its wholly-owned subsidiary, ESAB Corporation “ESAB”, that are now available for your review. The materials consist of the Information Statement, including any supplements, that ESAB has prepared in connection with the separation. This notice provides instructions on how to access these materials for informational purposes only. It is not a form for voting and Colfax is not soliciting your proxy in connection with the separation. This notice presents only an overview of these materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review these materials.

To effect the separation, Colfax will distribute 90% of the shares of ESAB common stock on a pro rata basis to the holders of Colfax common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement, ESAB will be an independent, publicly traded company.

You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy at least five business days prior to the distribution date referenced in the Information Statement.

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:

How to View Online:

Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make your request for a paper copy at least five business days prior to the distribution date referenced in the Information Statement.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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